Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum consultants, we hereby consent to the incorporation by reference of our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2021, into Crescent Energy Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 10, 2021.

Austin, Texas

April 8, 2022